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EXHIBIT 23.27

15.045 -2005

LEASE AGREEMENT WITH PURCHASE OPTION

MINERA LUMINA COPPER CHILE S.A.

TO

ANDINA OBRAS Y PROYECTOS S.A.C.

In Santiago, on this 18 day of October 2005, before me, Eduardo Avello Concha, Notary of the 27th Notary of Santiago with offices at Orrego Lucco 0153, Borough of Providence, hereby appear: on one the hand, Mr. John Joseph Selters, North American, single, mining engineering, ID for foreigners No. 14.427.974 -3, on behalf, as shall be evidenced, of MINERA LUMINA COPPER CHILE S.A., a company whose line of business is that of its denomination, Tax Payer Number 99.531.960 -8, both domiciled for purposes hereof at Las Nieves 3331, Vitacura, Santiago, hereinafter also referred to as the “Lessor” and/or “LUMINA”; and, on the other hand, Mr. Rafael Vergara Irarrázabal, Chilean, married, engineer, ID No. 4.606.458 -5, on behalf, as shall be evidenced, of ANDINA OBRAS Y PROYECTOS S.A.C., a company whose line of business is commercial activities and, among other exploitation of farms, Tax Payer Number 93.557.000 -K, both domiciled for purposes hereof at domiciled Asturias 67, Las Condes, Santiago, hereinafter also referred to as the “Lessee” and/or “ANDINA”; the appearing persons being of the statutory age, who evidence their identities through the aforementioned documents and hereby state:

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FIRST: Property.
LUMINA is the exclusive owner of the Real Estate named Hijuela Carrizalillo Chico (hereinafter the “Property”) located in the commune of Tierra Amarilla, Province of Copiapó, Third Region of Chile, which include the areas of “Potrero Chico”, “El Potrero Grande”, “El Florido”, “El Tambo”, “La Higuera”, “Los Pozos”, “El Rincón” and “La Vega”. The boundaries of the referred Real Estate are: North, with “Hacienda Jorquera”; South, with “Hacienda Manflas”; East, with “Puntilla Negra de Quebrada Seca”, which separate it from “Hijuela Quebrada Seca”; and West, with “Hijuela Los Hornos”.

LUMINA acquired the Property by purchase agreement subscribed with Rafael Vergara Irarrázabal and Jose Antonio Vergara Irarrázabal Sociedad Agrícola, both acting by themselves and in their status of sole partners and representatives of Sociedad Agrícola San Sebastián Limitada, a company under process of partition evidenced by means of public deed executed on October 18,2005 before the Notary Public of Santiago Mr. Eduardo Avello Concha, repertory number 15.044, and which registration under LUMINA’s name is in process before the Real Estate Registrar of Copiapó.

SECOND: Previous Statement.
LUMINA states that together with the purchase of the Property it acquired the ownership of certain superficial and underground water rights, which yield is extracted from diverse wells and collecting points located within the Property. It is the intention of LUMINA to divide the Property, as soon as possible, and for that reason, within a term of 360 days counted from the date hereof, LUMINA will submit to ANDINA a division project, in order to differentiate the land shares that are necessary for the location and operation of the wells from where the water corresponding to its water rights is yielded. In order to do that, LUMINA will freely divide in different land shares all the Property’s suitable lands in order: (a) to protect 5 well currently existing within

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the Property or to protect the wells and their respective protection areas that will be relocated within the same Property; (b) to maintain the current or to construct new systems of pumping, collecting points, reservoirs, electrical systems and aqueducts necessary for the suitable benefit of LUMINA’s water rights; (c) to build roads having free access to the places where the wells and its infrastructure will be definitively located; and (d) to take advantage of the superficial water rights that irrigate the Property, including the access to collection points and other infrastructure necessary for such advantage. Hereinafter, this group of land shares will be called “Excluded Lots” and the remaining land of the Property will be called “Global Andina Lots”.

Once ANDINA has accepted the division project, the parties will sign and notarized it before the Notary that approves this deed. Lessee will only be entitled to disapprove the referred project if it has a justified reason to do that. The division project could be modified by LUMINA at any time if more land shares are technically necessary to yield the water corresponding to its water rights.

Therefore, the parties recognize that it is the intention of LUMINA to subscribe with ANDINA this lease and purchase option contract on the Global Andina Lots that will result from the division of the Property with the exception of the Excluded Lots.

Once legally executed the division of the Property in the Global Andina Lots and Excluded Lots, will be only and exclusively object of this lease and purchase option contract the Global Andina Lots.

THIRD: Lease.
LUMINA, acting duly represented as mentioned herein, hereby lease to ANDINA, for whom its appearing representative accepts, the Global Andina Lots of the

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Property, except for the Excluded Lots mentioned in clause two above, in the terms and conditions contained herein.

FOURTH: Lease’s Object.
This contract has as purpose that the Global Andina Lots of the Property will be destined to do agricultural and forestry activities, and it is stated that the rights of use, join and dispose of the Excluded Lots will be kept by LUMINA as owner of the Property. The Lease agreement will be subject to all legal and regulatory provisions and subject to the restrictions and limitations set forth herein in LUMINA’s benefit.

The Lessee, within the term of 45 days counted from the date hereof, will submit for the approval of Lessor a provisional division sketch of the Property. Then, no later than 150 days counted from the date hereof, both parties will show and exchange their projects of work that will be developed in their respective lots, with the intention to reconcile them. Once parties have agreed, they will draw up a preliminary division project of the Property which will fulfill the requirements stated in previous clause second. The referred agreed preliminary division project will be notarized before the Notary that approves this deed no later than 180 days counted from the date hereof.

FIFTH: Property’s Delivery.
The delivery of the Global Andina Lots of the Property according to the preliminary division sketch referred in the previous clause will be done in term of 45 days counted from the date hereof and from that date, even if the legal division of the Property referred to in clause two above is not done, ANDINA will be entitle to initiate the Global Andina Lots of the Property occupation and the constructions necessaries for the development of its agricultural and forestry projects if that does not affect the yield of LUMINA’s water rights referred to in previous clause second and its right of way to enter and use them. The parties will do their best effort to support each other projects.

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SIXTH: Lease’s Rent.
The Lessee shall pay as rent for the Global Andina Lots of the Property the amount of US$4.000. - annually, in its equivalent to Chilean pesos exchanged according to clause 13.7 below, amount payable in arrears within the ten first working days of November of every year counted as of hereof at the Lessor’s offices or in the place to be indicated in writing by Lessor, either in cash or cheque, on working days from Monday to Friday, from nine to fourteen hours.

SEVENTH: Lessee’s Liabilities.
7.1 Completion of Applicable Law. Lessee shall be exclusively liable for fulfilling and to encourage the fulfillment of all legal provisions in connection with the activities to be executed within the Global Andina Lots of the Property, specially the fulfillment of the environmental and other applicable provisions to the agricultural and forestry activities when applicable. For purposes hereof, Lessee shall obtain at its own cost and risk, all pertinent authorizations and permits required in order to develop its activities within the Global Andina Lots of the Property.

7.2 Duly Use of the Property. While the terms of this lease are in force and before the execution of its option, Lessee shall use the Global Andina Lots of the Property for the purposes strictly indicated herein.

7.3 Improvements. LUMINA hereby authorizes the Lessee to do, at its own cost and burden, all the works within the Global Andina Lots of the Property, with the exception of the Excluded Lots, works that will be necessary or convenient for the development of the agricultural and forestry activities of the Lessee, having always due compliance to the pertinent legal norms. Lessee shall have no right to any reimbursement or indemnification for the improvements, additions and/or maintenance it executed, nor for the elements it replaces or incorporates to the Global

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Andina Lots of the Property. Improvements, additions and works of any nature introduced by Lessee in the Global Andina Lots of the Property shall belong to LUMINA since their incorporation, and with no right to Lessee to claim a reimbursement for its value. The latter with the exception of those improvements, additions and works that at the end of the lease would be able to be taken or separated by Lessee without detriment to the Global Andina Lots of the Property, The parties also agree that every improvement and works made within the Global Andina Lots of the Property will stay in benefit and exclusive dominium of Lessee if the latter execute the purchase option referred to in clause eleventh below, without any extra payment or indemnity for Lumina, with the exception of the improvements or works made by Lessee within the Excluded Lots.

7.4 Costs. Lessee shall be only and exclusively liable, at its own cost and risk, for all expenses, costs, payments, disbursements, indemnifications, including those derived from damages concerning the environment and for the pertinent legal term, and for all other expenses and liabilities of any type or sort directly or indirectly connected with Lessee’s activities, actions or omissions related to the Property and its environment, and the other goods it uses or places within the Property. Lessee shall clean up and withdraw from the Global Andina Lots of the Property all the equipment, and other goods as applicable, previously incorporated or transported to the Global Andina Lots of the Property by Lessee.

7.5 Damages caused by Lessee. The Lessee agrees to indemnify and hold the Lessor, its affiliates, officers, directors, employees, agents and attorneys harmless from any damage, liability, obligation, loss, cost or expense, of any nature, including, without limitation, reasonable attorneys' fees and disbursements, in which LUMINA may incur, suffer or borne, as a result of or arising from: (a) the breach or the failure of any obligation and/or covenants assumed by the Lessee, in accordance to the terms of this

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agreement; and (b) any claims or proceeding started or requested in connection with the Lessee’s activities in the Property, according to the term of this agreement.

Likewise, LUMINA shall be entitled to collect from Lessee all and any amount, including eventual legal fees or eventual sums, that LUMINA should pay as damages or indemnification and derived from any breach of this agreement or the terms stated in this clause incurred by the Lessee.

7.6. Damages caused by Lessor. The Lessor agrees to indemnify and hold the Lessee, its affiliates, officers, directors, employees, agents and attorneys harmless from any damage, liability, obligation, loss, cost or expense, of any nature, including, without limitation, reasonable attorneys' fees and disbursements, in which Lessee may incur, suffer or borne, as a result of or arising from: (a) the breach or the failure of any obligation and/or covenants assumed by the Lessee, in accordance to the terms of this agreement; and (b) any claims or proceeding started or requested in connection with the Lessee’s activities in the Property object to this lease or in the Excluded Lots and according to the term of this agreement.

Likewise, Lessee shall be entitled to collect from Lessor all and any amount, including eventual legal fees or eventual sums, that Lessee should pay as damages or indemnification and derived from any breach of this agreement or the terms stated in this clause incurred by the Lessee.

7.7 Risks. All the destruction risks, lost and damages, whether total or partial, of LUMINA’s asset located within the Property, caused or derived from Lessee’s actions or negligence, or its workers or from third parties, shall be assumed and supported by Lessee.

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Likewise, all destruction risks, lost and damages, whether total or partial, of Lessee’s assets located within the leased Property, caused or derived from LUMINA’s actions or negligence, or its workers or from third parties, shall be assumed and supported by LUMINA.

EIGHTH: Indivisibility.
For all legal purposes, the parties’ liabilities are indivisible.

NINTH: Lease Term.
This agreement shall last for a term of 25 years counted as hereof and so it will be in force until November 1st, 2030 or until ANDINA does not execute the option referred to in clause eleventh bellow, notwithstanding to what is stated in clause 11.2 herein.

TENTH: ANDINA’s Rights.
During the term this contract is in force ANDINA may acquire from third parties underground and superficial water rights with the purpose of developing agricultural and forestry activities. In the case that it acquires such water rights, ANDINA will offer to sell 50% of such rights to LUMINA in the same price that those rights were acquired by ANDINA, including in the price the proportional costs incurred on the evaluation and study of the rights, as well as all the legal, notaries and conservatories cost that ANDINA would incur in the acquisition of such rights.

This clause will not be applicable if ANDINA buys forested land or land able to be forested and that land includes water for its own irrigation. In addition, this clause will not be applicable in the case LUMINA return the water rights referred above as a consequence of the partial resolution of the purchase agreement celebrated between Sociedad Agrícola San Sebastián Limitada and LUMINA.

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In addition, ANDINA will be able to build in the Global Andina Lots of the Property reservoirs of water and water deposits with the purpose of irrigation and to supply water to its land. If that case, ANDINA commits itself to grant LUMINA a first option of purchase from ANDINA any daily and/or middle term surplus of available irrigation water, in a tariff more favorable than the market one. ANDINA and LUMINA, in that case will negotiate the terms and conditions of a water purchase or water supply agreement.

ELEVENTH: Purchase Option.
11.1. In this act, LUMINA grants to ANDINA, who accepts, an unconditional and irrevocable option to purchase and acquire the Global Andina Lots of the Property from LUMINA or from any authorized assignee or transferee in title of LUMINA with the exception of the Excluded Lots indicated in clause two above. The option will be executed over the Global Andina Lots of the Property, free and clear of any liens and encumbrances except for those contemplated in the purchase agreement referred to in clause one above that may be valid at the time the option is executed. The option can be executed by ANDINA, its assignees, transferees or affiliates, being them corporate entities or people, at any moment after the first anniversary of this agreement and while this contract is in force with an unique and total payment of US$100.000. - (one hundred thousand dollars of United States of America) after deducting from that amount all the rental payments already made by ANDINA, according to this lease agreement.

If while this lease contract is in force, LUMINA takes the decision to resolve or stop paying the price of the purchase agreement referred to in clause one above, from which would result the resolution of such agreement, it would previously communicate that decision in written to ANDINA with 60 days of anticipation, so it will have the possibility to evaluate the immediate execution of the option indicated in previous clause eleven. ANDINA must show its intention to execute the option by

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a written notice given before the term of 30 days counted from the LUMINA’s notice and if that is the case the parties must execute the transference during the following 30 days. Once elapsed such term, whether or not the transference was made, LUMINA will be free to notify, to whom is applicable, its intention to resolve or stop paying the price of the purchase agreement referred to in clause one above.

11.2. Likewise, if LUMINA takes the decision to resolve the purchase agreement referred to in clause one above, ANDINA or its successor or assignees shall inform in written Mr. José Antonio Vergara Irarrázaval in the same way and terms referred in previous section 11.1. In that event, this lease agreement shall have a term of 5 years counted from the date hereof. In addition, ANDINA, its successors and assignees shall provide Mr. José Antonio Vergara Irarrázaval copies of the maps corresponding to the division project of the Property, referred to in previous clause second and fourth, within a term of 5 days.

Mr. José Antonio Vergara Irarrázaval, lawyer, married, domiciled at Glamis Nº 3241, depto 801, Las Condes, Santiago, ID. Nº 6.062.332 -5, appears in this act and state that he consents with this lease agreement.

TWELFTH: Arbitration.
Any difficulty or controversy that may arise between the contracting parties regarding the application, interpretation, duration, validity or execution of this agreement or any other controversy regarding it, will be subject to arbitration, in accordance with the current Arbitration Procedural Regulations of the Arbitration and Mediation Center of Santiago. The parties grant irrevocable special power to Santiago's Chamber of Commerce, so that, upon written request from any of them, designate an arbitrating arbitrator from the members of the arbitration body of Arbitration and Mediation Center of Santiago, submitting it in this case to the procedure established by the Regulation of said Center, which evidenced through public deed dated December 10,

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1992, executed in the Public Notary for Santiago of Mr. Sergio Rodríguez Garcés and to its subsequent amendments, that the parties declare to know and accept. Against the arbitrator's resolutions no appeals will be filed, for which reason the parties expressly waive them, including those of complaint and cassation.

The arbitrator is specially empowered to settle any matter related with his competence and/or jurisdiction.

THIRTEENTH: Miscellaneous.
13.1 Confidentiality. Any information or data obtained in connection with the performance of this agreement is confidential and none of the parties shall make any public or private statement concerning the activities contemplated thereunder without the prior written consent of the other party, consent shall not be denied without justified reason.

13.2 Notices. All notices to be made or given by a party hereunder shall be in writing and delivered by mail or by facsimile to:

To Lessor:
Minera Lumina Copper Chile S.A.
Las Nieves 3331, Vitacura, Santiago
Att.: John Joseph Selters
Fax: (56-2) 325-7572

To Lessee:
a) Andina Obras y Proyectos S.A.C.
Camino el Olivieto Nº 3500 Santa Ana, Talagante, Chile.
Att: Sr. Sebastián Vergara Ariztía.
Fax: 56-2-855 9033

With copy to:
b) Don Rafael Vergara Irarrázabal
Calle San Damián N° 255, Las Condes, Santiago, Chile.
Fax: 56-2-217 27 83

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A party may change its address by notice to the other party.

All notices shall be given:

a) by personal delivery (including courier), which shall be deemed to have been delivered on the day on which it shall have been delivered to an adult located in the aforementioned domiciles.

b) by registered mail, charges prepaid.

c) by electronic communication, which shall be deemed to have been delivered upon the production by the dispatching facsimile machine of a transmission report showing the relevant number of pages comprising the relevant document to have been sent to the correct facsimile number and the result of the transmission as “OK” (or equivalent expression) unless the recipient notifies the sender within twenty-four (24) hours that the transmission was not legibly received.

All notices shall be effective and shall be deemed received:

a) if by personal delivery or by registered mail, on the date of delivery if delivered during normal business hours, and if not delivered during normal business hours, on the next business day following delivery; or

b) if by electronic communication, on the next business day following receipt of the electronic communication.

13.3 Binding agreement and assignment. This agreement is binding and compulsory upon the parties and will operate in benefit thereof. Both parties may assign to affiliates or related persons their rights over this contract.

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13.4 Applicable Law. This agreement is executed and governed by the laws of the Republic of Chile.

13.5 Domicile. For all purposes hereof, the parties hereto set their domicile in the city of Santiago.

13.6 No Third Party Beneficiary Rights. This agreement is for the benefit of the parties, and is not intended to create third party beneficiary rights in any other party or in any government, governmental organization or agency.

13.7 Exchange Rate. The amounts of money expressed in North American dollars herein will be paid in pesos, national money, in accordance with the “observed” exchange rate published in the Official Gazette by the Central Bank of Chile the previous day of the payment. An alternative exchange rate for the US Dollar shall be agreed by the parties in the event that the Central Bank of Chile stop certifying the so called “dólar observado”.

FOURTEENTH: Expenses.
Any notary fees arising from this deed will be equitably borne by the parties hereto.

FIFTEENTH: Power of Attorney.
The bearer of an authorized copy hereof is empowered to request any appropriate registrations, sub-registrations, cancellations and annotations at the competent Real Estate Registrar’s Office.

LEGAL CAPACITIES.

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The legal capacity of John Joseph Selters to act on behalf of MINERA LUMINA COPPER CHILE S.A. is stated on the public deed dated September 5, 2003 subscribed before the Public Notary of Santiago Mr. Eduardo Avello Concha.

The legal capacity of Rafael Vergara Irarrázabal to act on behalf of ANDINA OBRAS Y PROYECTOS S.A.C. is stated on the public deed dated July 10, 1998 subscribed before the Public Notary of Santiago, Mr. Enrique Morgan Torres.

MINERA LUMINA COPPER CHILE S.A.

ANDINA OBRAS Y PROYECTOS S.A.C.